Exhibit 10.3

EXECUTION VERSION

FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT
(for Chief Executive Officer)

This First Amendment to the Chief Executive Officer Change in Control Agreement (the “Amendment”) is entered into this 4th day of May, 2018, between Cree, Inc. (the “Company”) and Gregg Lowe (“Executive”).
The Company and Executive entered into the Chief Executive Officer Change in Control Agreement (the “CEO Agreement”) effective September 27, 2017, under which Executive became employed as the Company’s President and Chief Executive Officer.
The CEO Agreement provided that Executive was entitled to severance benefits under certain circumstances not In Connection with a Change in Control under the Company’s Severance Plan for Section 16 Officers (the “Section 16 Officer Severance Plan”). The Company plans to terminate the Section 16 Severance Plan and to adopt in its place a Severance Plan for the Senior Leadership Team (the “SLT Severance Plan”) covering executives who report directly to Executive, but excluding Executive. Accordingly, the parties wish to amend the CEO Agreement to provide Executive with severance benefits to replace those to which he would have been eligible to receive under the Section 16 Severance Plan and to make other revisions consistent with benefits provided to senior executives under the SLT Severance Plan.
In consideration of the foregoing and the mutual covenants and agreements set forth in this First Amendment, Executive and the Company agree as follows:
1.AMENDMENT TO SECTION 1(d) OF THE CEO AGREEMENT. Section 1(d) of the CEO Agreement shall be amended by deleting the third sentence.

2.AMENDMENT TO SECTION 3(e)(iii) OF THE CEO AGREEMENT. Section 3(e)(iii) of the CEO Agreement shall be deleted in its entirety.

3.AMENDMENT TO SECTION 6 OF THE CEO AGREEMENT. Section 6 of the CEO Agreement shall be amended by deleting the second and third sentences.

4.AMENDMENT TO SECTION 7 OF THE CEO AGREEMENT. Section 7 of the CEO Agreement shall be amended as follows:

(a)    Section 7(a)(v). Section 7(a)(v) of the CEO Agreement shall be amended by deleting it and replacing it with the following:

(v) notwithstanding any provision in any award agreement to the contrary, full accelerated vesting with respect to Executive’s then outstanding, unvested PSUs as of the Termination Date, with all performance objectives deemed to have been achieved at the greater of (a) the target level and (b) the actual performance level (with the date of the Change in Control being treated as the ending date for the measurement period and the effective stock price of the Change in Control being used for the calculation of relative total shareholder return);

(b)    Section 7(b). Section 7(b) of the CEO Agreement shall be amended by deleting the reference to “Section 7(a)” and replacing such reference with “Sections 7(a) and 7(g)”.

(c)    Section 7(c). Section 7(c) of the CEO Agreement shall be amended by deleting the reference to “Section 7(a)” and replacing such reference with “Sections 7(a) and 7(g)”.

(d)    Section 7(f). Section 7(f) of the CEO Agreement shall be amended by deleting it and replacing it with the following:

(f) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with a termination of Executive’s employment, except for such payments and benefits to which Executive would be entitled as an employee of the Company in the absence of this Agreement; provided, however, that the severance benefits under this Agreement are in lieu of any other severance benefits that Executive would have been eligible to receive under any Company plan, program, practice or policy.
(e)    Section 7(g). A new section 7(g) shall be added as follows:

(g)     Regular Severance Not In Connection with a Change in Control. If Executive’s Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason during the Employment Term, and if, but only if, the Termination of Employment during the Employment Term is not In Connection with a Change in Control (but not by the Company in connection with the death or LTD Disability of Executive), then, subject to Sections 7(b) and 8, Executive will receive:

(i)     continued payment of Base Salary for eighteen (18) months (less applicable withholdings), paid in accordance with the schedule specified in Section 3(a) above, but commencing within no more than sixty (60) days following the Termination Date; provided, however, that if the 60-day period spans two calendar years, the payments will commence in the second calendar year, except as provided in Section 7(b), with the first payment to include any installment payments that would have been made had a delay not occurred;

(ii)     a lump sum payment equal to 1.5 times Executive’s target annual incentive award (less applicable withholdings) for the fiscal year in which the Termination Date occurs, paid within two-and-one-half-months following the Termination Date, except as provided in Section 7(b)above;

(iii) a lump sum payment equal to eighteen (18) multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of Executive’s Termination of Employment (less applicable withholdings), paid within two-and-one-half-months following the Termination Date, except as provided in Section 7(b)above;

(iv)     conditioned upon Executive’s fulfillment of Executive’s obligations for consulting, to the extent requested by the Company, which will be described in more detail in the General Release Agreement attached hereto as Exhibit A, and continued compliance with all other terms of this Agreement through each applicable vesting date, and notwithstanding any provision in any award agreement to the contrary:

1.any restricted stock units granted (“RSUs”) or options (“Options”) granted to Executive under the 2013 Plan that are subject to time-based vesting requirements only that are unvested as of the Termination Date and would have vested within the eighteen (18) month period beginning on and immediately following the Termination Date (the “Post-Termination Vesting Period”) had Executive’s employment not terminated on the Termination Date, shall continue to vest and become exercisable (in the case of Options) or settle and pay out (in the case of RSUs) in accordance with the time-based vesting schedule that would have applied had Executive’s employment not terminated; and

2.any unvested performance stock units (“PSUs”) granted to Executive under the 2013 Plan prior to the Termination Date that would have vested within the Post-Termination Vesting Period had Executive’s employment not terminated on the Termination Date shall continue to vest during the Post-Termination Vesting Period in accordance with the terms of the award as if Executive’s employment had not terminated hereunder provided Executive complies with all of the terms of this Plan through each vesting date. PSUs that vest hereunder shall be paid out based upon actual performance in accordance with the terms of the 2013 Plan and the applicable award agreement, including prorating for the portion of time Executive provided services to the Company over the course of the applicable performance period and the Post-Termination Vesting Period as applicable. Except as expressly provided in this Section 7(g)(iv), all Options, RSUs and PSUs shall remain subject to the terms and conditions of such awards and the 2013 Plan. For clarity and the avoidance of doubt, Executive acknowledges and agrees that all unvested Options, RSUs or PSUs as of the Termination Date scheduled to vest after the Post-Termination Vesting Period shall be immediately and irrevocably forfeited as of the Termination Date. Executive agrees to execute any documents necessary to permit the vesting of shares contemplated in this Section 7(g)(iv). For purposes of the continued vesting set forth in this Section 7(g)(iv), Executive’s service as a consultant during the Post Termination Vesting Period shall be deemed continued service under the Company’s equity plans, programs or agreements.

(v) subject to execution by Executive of a supplemental Release as described in Section 8(a), in the event the Termination Date occurs on or before October 31, 2019, Executive will be eligible for reimbursement by the Company for any loss incurred in the sale of Executive’s primary North Carolina residence following the Termination Date in the amount equal to the greater of (x) the fair market value of such residence as determined by the Company’s third party relocation service, or (y) the purchase price of such residence and the documented cost of any capital improvements made to the such residence made by Executive, over (z) the net sale price received by Executive (“Loss on Sale Severance Benefits”). Such amount shall be paid to Executive in lump sum (less applicable withholdings) within two and one-half months following the sale of the residence, except as provided in Section 7(b) above.

5.AMENDMENT TO SECTION 8 OF THE CEO AGREEMENT. Section 8 of the CEO Agreement shall be amended as follows:

(a)Section 8(a). Section 8(a) of the CEO Agreement shall be amended as follows:

(i)by deleting the reference in the first sentence to “Section 7(a)(vi)” and replacing it with “Sections 7(a)(vi) and 7(g)(v)”;

(ii)by deleting the reference in the fourth sentence to “Section 7(a)(i) - (v)” and replacing it with “Sections 7(a)(i) - (v) and 7(g)(i) - (iv)”; and

(iii)by deleting the reference in the fourth sentence to “Section 7(a)(vi)” and replacing it with “Sections 7(a)(vi) and 7(g)(v)”.

(b)Exhibit A to the CEO Agreement referenced in Section 8(a). Exhibit A referenced in Section 8(a) of the CEO Agreement shall be amended as follows:

(i)In said form of Exhibit A, all references to “Section 7(a)” shall be deleted and replaced with “Section 7(a) or Section 7(b)”, as appropriate;

(ii)A new section will be added to the end of Exhibit A as follows:

26. [If applicable] Consulting.

(a)Term and Nature of Services. As a condition of receiving the severance benefits set forth in Section 7(g)(iv) of the Change in Control Agreement, beginning immediately following the Termination Date and continuing until a date eighteen (18) months later (the “Consulting Term”), Executive shall serve as a special consultant to the Company, and will report to and perform such reasonable duties, consistent with his previous position, assigned by the Company’s Chairman of the Board of Directors (the “Board Chair”) or the then Chief Executive Officer (the “CEO”) or his or her designee (hereafter, the “Consulting Arrangement”). Executive shall be available to provide services as a Consultant at such times and in such amounts, as requested by the Board Chair or CEO and/or as necessary; provided that such services shall not exceed 10% of Executive’s average amount of work time during the eighteen (18) month period prior to the Termination

Date, in order to ensure that Executive’s separation from employment with the Company is considered a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code.

(b)Compensation for Consulting Services. For the Consulting Term, the severance benefits set forth in Section 7(g) of the Change in Control Agreement shall be deemed full compensation for the delivery of services by Executive, regardless of the number of hours spent by Executive on such consulting services. Executive shall not be asked to provide more than ten (10) hours of consulting services on average per month during such period.

(c)Independent Contractor Status. The parties hereby acknowledge and agree that Executive’s provision of services under the Consulting Arrangement shall be provided strictly as an independent contractor. Nothing in this General Release Agreement shall be construed to render Executive an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Executive understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Executive. Executive is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans. Consistent with Executive’s duties and obligations under this Consulting Arrangement, Executive shall, at all times, maintain sole and exclusive control over the manner and method by which Arrangement performs services.

(d)Early Termination of Consulting Term. The Company may terminate the Consulting Term early if Executive has engaged in any of the following conduct: (i) Executive’s breach of Executive’s obligations under the Change in Control Agreement, including without limitation the Restrictive Covenants set forth in Section 4 of this General Release Agreement or the Confidential Information Agreement; (ii) willful inattention to or misconduct in the performance of consulting services; or (iii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment.

(c)    Section 8(e). Section 8(e) of the CEO Agreement shall be amended as follows:

(i)by deleting the references to “Section 7(a)” and replacing such references with “Sections 7(a) and 7(g)”;

(ii)by deleting the phrase “(if the Termination of Employment is In Connection with a Change in Control)” in the fifth sentence; and

(iii)by deleting the last sentence.

6.    AMENDMENT TO SECTION 9 OF THE CEO AGREEMENT. Section 9 of the CEO Agreement shall be amended as follows:

(a)Section 9(d) of the CEO Agreement shall be deleted in its entirety and replaced with the following:

(d) Cause. For purposes of this Agreement and all other agreements, plans and programs, which shall be deemed amended to the extent, if any, inconsistent, “Cause” means (i) Executive’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of Executive’s position that is not corrected after one (1) written warning detailing the concerns and offering Executive a reasonable period of time to cure; (ii) any material and willful failure of Executive to comply with Company policies (including but not limited to the Company’s Code of Conduct), applicable government laws, rules and regulations and/or reasonable directives of the Board; (iii) any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; (iv) Executive’s failure to fully disclose any material conflict of interest that Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; (v) Executive’s commission of any act or omission that has caused or could cause material reputational damage to the Company; (vi) Executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (vii) Executive’s material breach of the Executive’s Confidential Information Agreement.
(b)Section 9(f) of the CEO Agreement shall be deleted in its entirety and replaced with the following:

(f) Confidential Information Agreement. For purposes of this Agreement, “Confidential Information Agreement” shall refer to the version of Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for Executive as of the relevant date; provided that, with respect to Executive’s post-termination obligations, it shall refer to the version of such agreement in effect as of Executive’s Termination Date. Executive agrees that the terms of the Confidential Information

Agreement are hereby amended to provide as follows: (i) in the event that Executive is entitled to severance benefits In Connection with a Change in Control under Section 7(a) of this Agreement, then the post-separation restrictive period set forth in Section 4(d) of the Confidential Information Agreement shall be extended until the end of the twenty four (24) month period following the Termination Date, or the period used to calculate continued salary payments, whichever period is longer, and (ii) in the event that Executive is entitled to severance benefits under Section 7(g) of this Agreement, the post-separation restrictive period set forth in Section 4(d) of the Confidential Information Agreement shall be extended until the end of the eighteen (18) month period following the Termination Date.
(c)    Section 9(i) of the CEO Agreement shall be deleted in its entirety and replaced with the following:

(i) Good Reason. For purposes of this Agreement, except as provided in Section 8(e) above, “Good Reason” means the occurrence of any of the following, without Executive’s consent and not due to Cause: (i) a material reduction in Executive’s authority, duties or responsibilities, including removal from, or a failure to elect Executive to, the Board; (ii) a material reduction in Executive’s annual base salary, target annual compensation (bonus), or long-term incentive compensation (including, but not limited to equity compensation); (iii) the Company requiring Executive to report to anyone other than the Board; or (iv) the Company requiring Executive to relocate Executive’s principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code) from Executive’s current principal place of employment; provided, however, that Executive will only have Good Reason if he provides notice to the Board of Directors of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstances is not cured within thirty (30) days after Executive gives such written notice. If Executive initiates Termination of Employment for Good Reason, the actual Termination of Employment must occur within thirty (30) days after expiration of the cure period. Executive’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Executive’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event

(regardless of whether the new subsequent event is of the same or different nature as the preceding event). Executive’s actions approving in writing (or by such other means as is reliable and verifiable) any change, reduction, requirement or occurrence (that otherwise may be considered Good Reason) in Executive’s role as an officer of the Company will be considered consent for the purposes of this Good Reason definition.
7.    SECTION 16 OFFICER SEVERANCE PLAN. Executive acknowledges and agrees that the Section 16 Officer Severance Plan has been properly terminated by the Committee and that Executive has been provided with proper notice of such termination under Article XI of the Section 16 Officer Severance Plan. In consideration of the benefits provided under this First Amendment, Executive hereby waives any and all benefits to which he may have been entitled to receive under the Section 16 Officer Severance Plan, including without limitation any benefits or protections Executive may have been entitled to receive under Article XI of the Section 16 Officer Severance Plan. Executive further waives any rights to severance benefits under any other Company-sponsored severance plan, program, practice, policy or agreement that would duplicate severance benefits under this Agreement.

8.    DEFINITIONS. All terms used in this Amendment shall have the same definitions as used in the CEO Agreement, unless otherwise provided herein. All references to the “Agreement” in this Amendment or in the CEO Agreement shall include all modifications made by this Amendment, unless provided otherwise.

9.    COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were on the same instrument.

10.    EFFECT OF AMENDMENT. This Amendment is effective immediately upon the execution by the Company and the Executive (the “Effective Date”). Except as specifically amended herein, the CEO Agreement remains in full force and effect. In addition, the Confidential Information Agreement will remain in full force and effect, and Employee specifically ratifies and confirms his obligations thereunder.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:
CREE, INC.

/s/ Thomas H. Werner_______________________        Date: 5/4/18__________
Thomas H. Werner
Chair of the Compensation Committee of the
Board of Directors

Gregg Lowe:

/s/ Gregg Lowe_____________________________        Date: 5/4/18__________
[Name]

[Signature Page for First Amendment]